Exhibit 23.3
Consent of Grant Thornton LLP, Independent Certified Public Accounting Firm
We have issued our report dated March 17, 2006 on the financial statements of Parkdale America, LLC for the year-ended December 31, 2005 which are incorporated by reference in the Annual Report of Unifi, Inc. on Form 10-K for the year ended June 25, 2006. We hereby consent to the incorporation by reference of the said report in the Registration Statements of Unifi, Inc. on Forms S-8 (File No. 33-23201, effective July 20, 1988; File No. 33-53799, effective June 13, 1994; File No. 333-35001, effective September 5, 1997 and File No. 333-43158 effective August 7, 2000).
/s/ Grant Thornton LLP
Charlotte, NC
September 7, 2006